Exhibit 99.1
May 19, 2008
VOTE THE ENCLOSED BLUE PROXY CARD TO ELECT A BALANCED, FAIR AND
EXPERIENCED VIMPELCOM BOARD
— VOTE AS SOON AS POSSIBLE TO ENSURE YOUR VOTE IS COUNTED.
Dear Fellow VimpelCom Shareholders:
The June 9 VimpelCom Annual General Meeting (AGM) is an important event that will influence the course of VimpelCom’s future development and its ability to create value for all shareholders. In order to maximize VimpelCom’s ability to deliver value to all of its shareholders, we believe it is essential that shareholders elect a balanced, fair and experienced Board of Directors committed to representing the interests of all shareholders.
We urge you to vote for Hans Peter Kohlhammer and Jo Lunder, Telenor’s two independent nominees, on the enclosed BLUE proxy card in order to help achieve such a balanced, fair and experienced Board of Directors at VimpelCom.
Jo Lunder has been a Director of VimpelCom since May 2002. Since September 2007, Jo Lunder has served as the President of Ferd Industrial Holding. Mr. Lunder also serves as Chairman of the Board of Swix Sport AS, and is a member of the Boards of Directors of Tomra ASA, Pronova BioPharma ASA, Aibel Group Ltd and Elopak AS. From February 2005 till September 2007, Mr. Lunder served as the Chief Executive Officer of Ementor ASA, a company listed on the Oslo Stock Exchange. Mr. Lunder has also served as VimpelCom’s Chairman of the Board of Directors (October 2003 to June 2005) and Chief Executive Officer (April 2001 to October 2003). Prior to serving in the roles of Chairman and CEO of VimpelCom, Mr. Lunder served in a variety of roles at Vimpelcom, including General Director, President and Chief Operating Officer, First Deputy Chief Executive Officer and Chief Operating Officer, and Chief Operating Officer. From 1993 to August 1999, Mr. Lunder worked in various capacities for Telenor and its affiliates, including Chief Operating Officer of Telenor Mobile Communications AS. Mr. Lunder earned a Bachelor’s Degree from Oslo Business School and an MBA from Henley Management College in the U.K. He has also completed a Management Training program at IMD in Lausanne, Switzerland.
Hans Peter Kohlhammer runs his own consultancy firm, Kohlhammer Consulting, and currently serves as the CEO of Broadnet AG in Hamburg, Germany. From 2003 to 2006 he was the CEO and Director General of the telecom company SITA SC in Geneva, Switzerland. From 2001 until 2003, he was the President and CEO of Grundig AG. In 2000 and 2001 he was a self-employed consultant, and from 1998 to 2000 he had various management positions in Esprit Telecom plc. From 1994 to 1998 he was first the Deputy CEO of Thyssen Telecom AG, and subsequently its Chairman of the Board. Prior to this he had various positions at Loewe from 1991 till 1994, including Chairman of BOM. He was employed with Digital Equipment GmbH from 1983 to 1991, Manager of Sales at Logis EDV, Cologne, from 1982 to 1983, at Nixdorf Computer from 1979 to 1982, and various other positions from 1971 to 1978. Mr Kohlhammer has a doctor’s degree in Mathematics from Bonn University (PhD).

A Vitally Important AGM

Due to Alfa Group Consortium’s increased shareholding in VimpelCom, it is more important than ever for shareholders to elect a Board of Directors who will represent all shareholders’ interests. By exercising your rights as a shareholder to elect a balanced, fair and experienced Board of Directors, you can give VimpelCom a Board best positioned to capitalize on VimpelCom’s attractive growth opportunities and to protect your interests.
Your vote is extremely important. Please protect your interests and the interests of all other minority shareholders by voting FOR Telenor’s two independent nominees on the enclosed BLUE proxy card.
A Balanced, Fair Board

As you know, cumulative voting procedures will be used at the AGM. The Alfa Group Consortium, with ownership of at least 44% of VimpelCom’s outstanding shares, is virtually assured of electing all four of its nominees. Telenor intends to cumulate its own votes to ensure the election of three nominees, Kjell Morten Johnsen, Ole Bjørn Sjulstad and Jan Edvard Thygesen, all of whom are employees of Telenor or its affiliates, and thereafter for Telenor’s independent nominees, Jo Lunder and Hans Peter Kohlhammer. To ensure that minority shareholders’ interests are represented by a fair, balanced and experienced Board, Telenor requests you to cumulate your vote for Jo Lunder and Hans Peter Kohlhammer.
Telenor’s Contribution to VimpelCom

Telenor is a proven long-term industrial partner that can assist VimpelCom as it competes in gradually more maturing markets, providing:
•	Operational excellence, management experience and technological know-how.

•	M&A experience to contribute to expansion outside Russia and CIS.

•	Commitment to good corporate governance, transparency and protection of minority shareholder rights.
Telenor has been essential to building the foundation for VimpelCom’s current success. With changing market conditions in Russia and fewer attractive opportunities for acquisitions globally to fuel growth, Telenor’s industrial experience and leadership is just as critical moving forward. As the Russian telecom market changes from a high growth market into one of more maturity and saturation, VimpelCom will need to employ new strategies to continue to grow customers, revenues and profit — a transition Telenor has successfully achieved in numerous markets. Our nominees are prepared to share the benefits of that experience with VimpelCom’s management for the benefit of all shareholders.

We Ask for Your Support

VimpelCom will continue to have a bright future if it has a Board of Directors that is committed to the best interests of all shareholders.
We urge you to participate in the AGM and vote for Telenor’s two independent nominees, Hans Peter Kohlhammer and Jo Lunder. They have the integrity, experience and commitment to protecting the interests of minority shareholders needed to lead VimpelCom in the future. Your votes are critical to their election.

Sincerely,

Jan Edvard Thygesen
Executive Vice President and Head of Eastern and Central Europe

If you have any questions, or need assistance in voting your shares, please call Innisfree M&A Incorporated.
From the U.S. or Canada: 888 750 5834 (toll free)
From within the EU: 00800 7710 9970 (free phone)
From other locations, please call collect:
+1 412 232 3651 (United States) or +44 20 7710 9960 (London).

Forward-Looking Statements
This letter contains forward-looking statements that involve risks and uncertainties. In addition, other written or oral statements which constitute forward-looking statements have been made and may in the future be made by or on behalf of Telenor ASA (“Telenor”). In this presentation, such forward-looking statements include, without limitation, statements relating to (1) the implementation of strategic initiatives, (2) the results or consequences of any meeting of shareholders of OAO “Vimpel-Communications” (“VimpelCom”), (3) statements relating to Telenor’s or VimpelCom’s future business development and economic performance and (4) other statements regarding matters that are not historical facts. The words “anticipate”, “believe”, “expect”, “estimate”, “will”, “may”, “would”, “should” and similar expressions identify certain of these forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements because actual events and results may differ materially from the expected results described by such forward-looking statements. Many factors may influence Telenor’s or VimpelCom’s actual results and cause them to differ materially from expected results as described in such forward-looking statements. Telenor disclaims any intention or obligation to update and revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Additional Information and Where to Find It
Telenor has filed with the Securities and Exchange Commission (the “SEC”) a statement on Schedule 13D with respect to Telenor’s interest in the securities of VimpelCom and a number of amendments thereto (as so amended, the “Schedule 13D”). Investors and security holders are urged to read the Schedule 13D, as well as Telenor’s and VimpelCom’s respective filings on Form 20-F and Form 6-K, and any other relevant documents filed or to be filed with the SEC, as well as any amendments or supplements to those documents, because they contain (or will contain) important information. Investors and security holders may obtain free copies of such documents at the SEC’s website (http://www.sec.gov).

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